Exhibit 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Horizon Financial Services Corporation:

We consent to incorporation by reference in the Registration Statement No. 2-76674 on Form S-8 of Horizon Financial Services Corporation of our report dated August 2, 2004, relating to the consolidated balance sheets of Horizon Financial Services Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-K of Horizon Financial Services Corporation.


                                                    /s/ KPMG LLP

Des Moines, Iowa
September 28, 2004


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